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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                         COMMISSION FILE NUMBER 0-29495

                           WORLD COMMERCE ONLINE, INC.

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K and Form 10-KSB       [ ] Form 11-K     [ ] Form 20-F
[X] Form 10-Q and Form 10-QSB       [ ] Form 11-K     [ ] Form 20-F

For Period Ended: June 30, 2001

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:  World Commerce Online, Inc.
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Former Name if Applicable:
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Address of Principal Executive Office (Street Number):  9677 Tradeport Drive
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City, State and Zip Code: Orlando Florida, 32827
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PART II - RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report semi-annual report, transition
                  report on Form 10-K, 10-KSB, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR or transition report or portion thereof could not be filed within the prescribed time period.

THE REGISTRANT'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30,2001 COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE THE REGISTRANT IS EXPERIENCING DELAYS IN THE AGGREGATION AND COLLECTION OF CERTAIN INFORMATION REQUIRED TO BE INCLUDED IN THE QUARTERLY REPORT ON FORM 10-Q. THE FORM 10-Q WILL BE FILED AS SOON AS REASONABLY PRACTICABLE AND IN NO EVENT LATER THAN THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.

PART IV- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Mark E. Patten    (407)                     240-8999 x222
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         (Name)            (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such


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         shorter period that the registrant was required to file such report (s)
         been filed? If the answer is no, identify report (s):

                                                    [X] Yes              [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes              [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 14, 2001                        By: /s/ Mark E. Patten
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                                             Name: Mark E. Patten
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                                             Title: Chief Financial Officer
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